Exhibit 10.6
SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT
     This Second Amendment to Revolving Credit and Security Agreement is dated the 1st day of May, 2007, by and among SPI Petroleum LLC, a Delaware limited liability company (the “Parent”), Maxum Petroleum, Inc. (f/k/a Global Petroleum, Inc.), a Delaware corporation (“MPI”), Pecos, Inc., a California corporation (“PI”), General Petroleum Corporation, a California corporation (“GPC”), Rainier Petroleum Corporation, a Washington corporation (“RPC”), Sedro-Woolley Holdings Corporation, a Washington corporation (“SWHC”), G.P. Atlantic, Inc., a South Carolina corporation (“GPAI”), Simons Petroleum, Inc., a Texas corporation (“SPI-TX”), Simons Petroleum, Inc., an Oklahoma corporation (“SPI-OK”), Hartney Fuel Oil Co., an Illinois corporation (“HFOC”), Petroleum Supply Company, Inc., an Illinois corporation (“PSCI”), Hartney Brothers, Inc., an Illinois corporation (“HBI”), SPI Acquisition LLC, a Delaware limited liability company (“SPIA”), ETI Acquisition LLC, a Delaware limited liability company (“ETIA”), Canyon State Oil Company, Inc., an Arizona corporation (“CSOC”), Petroleum Products, Inc., a West Virginia corporation (“PPI”), Petroleum Transport, Inc., a West Virginia corporation (“PTI”), Petroleum Fueling, Inc., a West Virginia corporation (“PFI”) (the Parent, MPI, PI, GPC, RPC, SWHC, GPAI, SPI-TX, SPI-OK, HFOC, PSCI, HBI, SPIA, ETIA, CSOC, PPI, PTI and PFI are each, a “Borrower” and collectively, the “Borrowers”), by PNC Bank, National Association (“PNC”), and the other financial institutions from time to time party thereto (PNC and the other financial institutions are each, a “Lender” and collectively, the “Lenders”), PNC as agent for the Lenders (in such capacity, the “Agent”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“BOA”), The CIT Group/Business Credit, Inc. (“CIT”), LaSalle Business Credit LLC (“LaSalle”), and Wells Fargo Foothill, LLC (“Wells Fargo”), as co-documentation agents for the Lenders (Wells Fargo, JPMorgan, BOA, CIT and LaSalle are collectively, the “Co-Documentation Agents”) (the “Second Amendment”).
W I T N E S S E T H:
     WHEREAS, the Borrowers (excluding PPI, PTI and PFI), the Lenders, the Agent and the Co-Documentation Agents entered into that certain Revolving Credit and Security Agreement, dated September 18, 2006, as amended by that certain First Amendment, dated October 26, 2006 (as further amended, modified, or supplemented from time to time, the “Loan Agreement”); and
     WHEREAS, the Borrowers desire to amend certain provisions of the Loan Agreement and the Lenders and the Agent shall permit such amendments pursuant to the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. All capitalized terms used herein which are defined in the Loan Agreement shall have the same meaning herein as in the Loan Agreement unless the context clearly indicates otherwise.
     2. Section 1.2 of the Loan Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following:

     “Acquisition Agreements” shall mean the collective reference to the Pecos Acquisition Agreement, the Canyon Acquisition Agreement and the Total Petroleum Acquisition Agreement.
     “Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Eurodollar Rate =	Average of London interbank offered rates quoted by Bloomberg as shown on Bloomberg page BBAM1 or appropriate successor
1.00 — Reserve Percentage
     “Holdings” shall mean Maxum Petroleum, Inc. (f/k/a Global Petroleum, Inc.), a Delaware corporation.
     “JPM Secured Parties” shall mean the JPM Administrative Agent and the JPM Lenders.
     “Management Agreement” shall mean that certain Professional Services Agreement dated as of September 18, 2006, as amended by that certain letter dated April 27, 2007, by and among NCA II Management, LLC, a Washington limited liability company, Waud Capital Partners, L.L.C., a Delaware limited liability company, RBCP Energy Fund Investments, LP, a Delaware limited partnership, Holdings, Simons Petroleum, Inc., an Oklahoma corporation, and the Parent.
     “Maximum Revolving Advance Amount” shall mean Two Hundred Thirty Five Million and 00/100 Dollars ($235,000,000.00), or such higher amount, which may result from the provisions of Section 2.24 hereof.
     “Other Documents” shall mean the Revolving Credit Note, any Guaranty, any Guarantor Security Agreement, the Collateral Assignment, the Intercreditor Agreement, the Mortgages and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, collateral assignments, powers of attorney, consents, and all other writings heretofore, now or hereafter executed and delivered by any Borrower or any Loan Party in favor of Agent or any Lender as required by this Agreement or any of the foregoing in respect of the implementation or performance hereof or thereof.
     “Pricing Increment” means:
     (A) for and with respect to Revolving Advances, the percentage per annum (with respect to Domestic Rate Loans or Eurodollar Rate Loans, as the case may be) determined by reference to the Fixed Charge Coverage Ratio as set forth below:

	Domestic	Eurodollar
Fixed Charge Coverage Ratio	Rate Loans	Rate Loans
less than 1.25 to 1.00	0.25%	2.00%
greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	0.00%	1.75%
greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	0.00%	1.50%
greater than or equal to 1.75 to 1.00	0.00%	1.25%
     ; and

     (B) for and with respect to the Letter of Credit Fees for the ratable benefit of the Lenders as set forth in Section 3.2(a)(x), the percentage per annum determined by reference to the Fixed Charge Coverage Ratio as set forth below:

Letter of Credit Fee for
Ratable Benefit of
Fixed Charge Coverage Ratio	Lenders
less than 1.25 to 1.00	2.00%
greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	1.75%
greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	1.50%
greater than or equal to 1.75 to 1.00	1.25%
     ; and
     (C) for and with respect to the facility fees relating to the Revolving Advances for the ratable benefit of the Lenders as set forth in Section 3.3, the percentage per annum determined by reference to the Fixed Charge Coverage Ratio as set forth below:

Facility Fee for Ratable
Fixed Charge Coverage Ratio	Benefit of Lenders
less than 1.25 to 1.00	0.375%
greater than or equal to 1.25 to 1.00 but less than 1.50 to 1.00	0.250%
greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00	0.250%
greater than or equal to 1.75 to 1.00	0.250%
     From the Second Amendment Closing Date until three Business Days following the date on which the Agent receives the Borrowers’ quarterly financial statements and a duly executed Compliance Certificate as of June 30, 2007, the Pricing Increment shall be determined based on a Fixed Charge Coverage Ratio greater than or equal to 1.50 to 1.00 but less than 1.75 to 1.00. Thereafter, the Pricing Increment shall be determined, quarterly, based on the most recent quarterly financial statements delivered by the Borrowers under Section 9.8 determined for the nine-month period ending June 30, 2007 and for each twelve-month period ending on the last day of each September, December, March and June thereafter; provided, however, that (i) each change in the Pricing Increment shall be effective three Business Days after the date on which the Agent receives the relevant financial statements and a duly executed Compliance Certificate demonstrating such ratio (including during any Interest Period), and (ii) the Pricing Increment shall be determined on the basis of a Fixed Charge Coverage Ratio of less than 1.25 to 1.00 for so long as the Agent has not received the information described in clause (i) of this proviso as and when required under Section 9.8 (without prejudice to the Lenders’ right to charge interest at the Default Rate as provided in Section 3.1 and charge Default Letter of Credit Fees as provided in Section 3.2).
     3. Section 1.2 of the Loan Agreement is hereby amended by inserting the following definitions:
     “Alternate Source” shall have the meaning assigned to that term in the definition of Eurodollar Rate.
     “Collateral Assignment” shall mean that certain Collateral Assignment of Contract Rights, executed and delivered by PPI to the Agent with respect to the Supply Agreement, together with all amendments, supplements, modifications, substitutions and replacements thereto and thereof.
     “Loan Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, modified or supplemented from time to time.
     “PFI” shall mean Petroleum Fueling, Inc., a West Virginia corporation.
     “PPI” shall mean Petroleum Products, Inc., a West Virginia corporation.
     “PTI” shall mean Petroleum Transport, Inc., a West Virginia corporation.
     “Second Amendment Closing Date” shall mean May 1, 2007.
     “Supply Agreement” shall mean that certain Master Retailer Supply Agreement, dated May 1, 2007, made by and among PPI, FSI Limited Liability Company, a West Virginia limited liability company, OSI Limited Liability Company, a West

Virginia limited liability company, and M&J Operations, LLC, a West Virginia limited liability company, as may be amended, supplemented or otherwise modified from time to time.
     “Suppressed Availability” shall mean a Dollar amount equal to the Formula Amount minus the Maximum Revolving Advance Amount, provided that such number cannot be less than Zero and 00/100 Dollars ($0.00).
     “Total Petroleum Acquisition” shall mean the acquisition by MPI of all of the capital stock of PFI, PPI and PTI pursuant to the terms of the Total Petroleum Acquisition Agreement.
     “Total Petroleum Acquisition Agreement” shall mean the Stock Purchase Agreement dated as of May 1, 2007, by and among the Total Petroleum Seller, PPI, PTI and MPI.
     “Total Petroleum Acquisition Documents” shall mean the Total Petroleum Acquisition Agreement and all other documents, agreements and instruments executed in connection with the Total Petroleum Acquisition Agreement.
     “Total Petroleum Seller” shall mean Patrick C. Graney, III, an individual.
     4. The Loan Agreement is hereby amended by deleting all references to “this Agreement” and replacing such references with references to “this Loan Agreement”.
     5. The Loan Agreement is hereby amended by deleting all references to “the Credit Agreement” and replacing such references with references to “the Loan Agreement”.
     6. The Loan Agreement is hereby amended by deleting all references to “Global Petroleum, Inc.” and replacing such references with references to “Maxum Petroleum, Inc. (f/k/a Global Petroleum, Inc.)”.
     7. Section 2.1(a)(y)(ii)(B) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     (B) $45,000,000.00,
     minus
     8. Section 2.22 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:

     2.22 Use of Proceeds.
     Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness owed to the Existing Lenders, existing subordinated indebtedness and existing purchase money indebtedness, (ii) consummate the Transactions, (iii) pay fees and expenses relating to this transaction, (iv) consummate the acquisition transactions for which Borrower shall have obtained the requisite consent or as otherwise permitted hereunder, and (v) provide for their working capital and other general corporate needs.
     9. Section 5.5 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     5.5 Financial Statements.
     (a) The pro forma balance sheet of Borrowers and their consolidated Subsidiaries on a consolidated basis at the Parent level (the “Pro Forma Balance Sheet”) when furnished to Agent in accordance herewith shall reflect the consummation of the transactions contemplated by the Acquisition Agreements, under this Agreement and under the JPM Credit Agreement (collectively being referred to herein as the “Transactions”) and shall fairly reflect in all material respects the financial condition of Borrowers and their consolidated Subsidiaries on a consolidated basis as of the Second Amendment Closing Date after giving effect to the Transactions, and is to be prepared in accordance with GAAP (subject to the absence of footnotes, the application of SFAS 133 and 130 and normal year-end audit adjustments). The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer on behalf of Parent.
     (b) The annual (x) cash flow projections, (y) income projections and (z) a projected balance sheet of the Borrowers prepared on a consolidated basis at the Parent level for the fiscal years ending June 30, 2007 and June 30, 2008, copies of which are annexed hereto as Exhibit 5.5(b) (the “Projections”), were prepared by Parent, are based on underlying assumptions which were believed to be reasonable as of the date made, and reflect Parent’s judgment, based on assumptions which were believed to be reasonable at the time made regarding what was believed to be at such time a reasonably likely set of results for the projected period, provided, however, since such Projections are by their nature prospective and contingent on a wide range of factors, actual results therefore may vary significantly, provided, further, nothing has occurred in the interval between the date of determination of the reasonableness of the assumptions referenced above and the date of the delivery of the Projections to Agent to render Parent’s belief regarding the foregoing assumptions no longer reasonable. The Projections together with the Pro Forma Balance Sheet, are referred to as the “Pro Forma Financial Statements”.
     10. Section 6.10 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     6.10 Exercise and Maintenance of Rights.
     Enforce all of its rights under each Acquisition Agreement and any indemnification agreement and escrow agreement in connection therewith including, but not limited to, all indemnification rights and escrow rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights, in each case as such Borrower may, in its good faith business judgment, determine, and discharge its duties and obligations under the Affiliation Agreements in its good faith business judgment and maintain the Affiliation Agreements in full force and effect; provided, however, if any Borrower decides not to enforce any right of a material nature under the Acquisition Agreements, such Borrower shall keep Agent informed of any such material developments.
     11. Article 6 of the Loan Agreement is hereby amended by inserting the following new Section 6.15:
     6.15 Collection Accounts.
     Within 60 days (or such longer time period as reasonably determined by Agent) after the Second Amendment Closing Date the Agent shall have received evidence reasonably satisfactory to the Agent that PPI, PTI and PFI have directed all of PPI’s, PTI’s and PFI’s Customers to remit payments to the Blocked Accounts.
     12. Section 7.1(a)(ii)(G) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
          (G) immediately prior to and after giving effect to such Permitted Acquisition (including the payment of any prospective portion of the purchase price or earn-outs), merger or consolidation, except the Total Petroleum Acquisition, the Borrowers shall have in excess of Fifty Million and 00/100 Dollars ($50,000,000.00) of Undrawn Availability;

     13. Section 7.1(a)(ii)(I) of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
          (I) the Aggregate Consideration paid by any such Borrower for all such Permitted Acquisitions, mergers or consolidations, excluding the Total Petroleum Acquisition, shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate in any fiscal year of the Borrowers and Fifty Million and 00/100 Dollars ($50,000,000.00) in the aggregate during the Term.
     14. Section 7.6 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     7.6 Capital Expenditures.
     Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including capitalized leases and transactions encompassing indebtedness relating to any financed purchase) in any fiscal year in an aggregate amount for all Borrowers in excess of $35,000,000.00 for such fiscal year; provided that no such capital expenditures shall be permitted to be made at such time when an Event of Default is then occurring and is continuing or would otherwise arise upon the making of any such expenditure, provided, further, reinvestment of proceeds by a Borrower of asset dispositions pursuant hereto and use of insurance proceeds for the foregoing expenditures (but in each case only to the extent of the amount of proceeds actually received from the applicable disposition or the applicable insurance payment) shall be subject to no Event of Default having occurred or being continued, but when properly made shall not be included for purposes of determining compliance with the provisions of this Section.
     15. The first paragraph of Section 7.7 of the Loan Agreement is hereby amended by deleting the phrase “(plus any amount accrued by unpaid due to a prior Default or Event of Default)” and in its stead inserting the phrase “(plus any amount accrued but unpaid due to a prior Default or Event of Default)”.
     16. Section 7.19 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     7.19 Other Agreements.
     Enter into any material amendment, waiver or modification of the Acquisition Agreements, the Affiliation Agreements or any agreements or documents relating to any of the foregoing in a manner materially adverse to the interests of Agent and Lenders.

     17. Section 9.2 of the Loan Agreement is hereby deleted in its entirety and in its stead is inserted the following:
     9.2 Schedules.
     Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable agings reconciled to the general ledger; (b) accounts payable schedules reconciled to the general ledger; (c) Inventory reports regarding warehouse locations and regarding Designated Supply Contracts Locations; (d) hedging activities report and data and other information regarding unhedged positions as Agent shall deem advisable or appropriate under the then existing circumstances; and (e) a consolidated monthly Borrowing Base Certificate, including ineligible calculations (which shall be calculated as of the last day of such prior month and which, in any event, remains subject to review and approval by Agent), in each of the foregoing cases in form acceptable to Agent. If at any time after the sixtieth (60th) day following the Second Amendment Closing Date the sum of (y) Undrawn Availability plus (z) Suppressed Availability is less than $35,000,000, Borrowers shall also deliver to Agent on a weekly basis on Friday of each week relating to the prior week’s activities (consisting of the seven days commencing on Monday of such prior week and ending on Sunday of such week): (a) a Borrowing Base Certificate (which remains subject to review and approval by Agent); (b) a report regarding sales, collections and credits; (c) an Inventory report regarding fuel listing amounts in both dollar value and in gallons quantity for Designated Supply Contracts Locations, Pathway Network locations, remote site tanks and marine terminal tanks. In addition, each Borrower will deliver to Agent at such intervals as Agent may require as Agent shall reasonably determine: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. In connection with its review and approval of the Borrowing Base Certificate that the Borrowers supply to Agent, and without limitation of the other rights of Agent hereunder with respect to the Collateral, Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Without limiting the generality of the foregoing, any of the foregoing reports relative to Receivables of Borrower shall identify, as a separate subcategory within such report, Receivables arising from each of the Designated Supply Contracts, and any of the foregoing reports relative to Inventory of Borrower shall identify, as a separate subcategory within such report, Inventory located at each of the Designated Supply Contracts Locations.
     18. “Annex A” to the Loan Agreement is hereby deleted and in its stead is inserted “Annex A” attached hereto.
     19. The following schedules to the Loan Agreement are hereby amended, such that the information set forth on each of the correspondingly numbered schedules to the Loan Agreement shall be supplemented by the addition thereto of the information set forth on the correspondingly numbered schedules attached hereto as Attachment B. Schedule 1.2.1 – Mortgaged Properties; Schedule 1.2.2 – Permitted Encumbrances; Schedule 1.2.3 – Customers Re: Extended Term Receivables; Schedule 1.2.4 – Designated Supply Contracts; Schedule 4.1 – Commercial Tort Claims; Schedule 4.5 – Equipment and Inventory Locations; Schedule 4.15(c) – Location of Executive Offices; Schedule 4.19(a) – Real Property; Schedule 5.2(a) – States of Qualification and Good Standing; Schedule 5.2(b) – Subsidiaries; Schedule 5.4 – Federal Tax Identification Numbers; Schedule 5.6 – Prior Names; Schedule 5.7 – Environmental Matters; Schedule 5.8(b) – Litigation; Schedule 5.8(d) – Plans; Schedule 5.9 – Intellectual Property, Source Code Escrow Agreements; Schedule 5.10 – Licenses and Permits; Schedule 5.14 – Labor Disputes; Schedule 5.24 – Bailees of Prepaid Fuel Inventory; Schedule 7.3 – Guaranties; Schedule 7.4 – Investments; Schedule 7.8 – Indebtedness; and Schedule 7.10 – Affiliate Transactions.
     20. “Exhibit A” to the Loan Agreement is hereby deleted and in its stead is inserted “Exhibit A” attached hereto.
     21. “Exhibit 5.5(c)” to the Loan Agreement (Financial Projections) is hereby deleted and in its stead is inserted “Exhibit 5.5” attached hereto.
     22. “Exhibit 8.1(k)” to the Loan Agreement (Financial Condition Certificate) is hereby deleted and in its stead is inserted “Exhibit 8.1(k)” attached hereto.
     23. “Exhibit 16.3” to the Loan Agreement (Commitment Transfer Supplement) is hereby deleted and in its stead is inserted “Exhibit 16.3” attached hereto.
     24. The provisions of Sections 2 through 23 of this Second Amendment shall not become effective until the Agent has received the following items, each in form and substance reasonably acceptable to the Agent and its counsel:
          (a) this Second Amendment, duly executed by each of the Borrowers and each of the Lenders;

          (b) the documents and conditions listed in the Preliminary Closing Agenda set forth on Attachment A attached hereto and made a part hereof;
          (c) payment of all fees and expenses owed to the Agent and its counsel in connection with this Second Amendment; and
          (d) such other documents as may be reasonably requested by the Agent.
     25. Each Borrower hereby reconfirms and reaffirms each of the representations and warranties made by it in or pursuant to the Loan Agreement and any related documents to which it is a party, and each of the representations and warranties made to the Lenders contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement, are true and correct in all material respects on and as of such date as if made on and as of such date, other than such representations and warranties relating to a specific earlier time and in such case such representations and warranties shall continue to be true in all material respects as of such earlier date, except as such representations and warranties may have heretofore been amended, modified or waived in writing in accordance with the Loan Agreement.
     26. Each Borrower acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations including, without limitation, the Loan Agreement and the Mortgages hereby continue to secure the Obligations.
     27. Each Borrower hereby represents and warrants to the Lenders and the Agent that (i) such Borrower has the full power, authority and legal right to enter into this Second Amendment and to perform all its respective Obligations hereunder, (ii) the officers of such Borrower executing this Second Amendment have been duly authorized to execute and deliver the same and bind such Borrower with respect to the provisions hereof, (iii) the execution and delivery hereof by such Borrower and the performance and observance by such Borrower of the provisions hereof and of the Loan Agreement and all documents executed or to be executed therewith (a) are within such Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation, operating agreement or other documents relating to such Borrower’s formation, all as applicable, or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, charter document, operating agreement, instrument, by-law, or other instrument to which such Borrower is a party or by which it or its property may be bound, and (iv) this Second Amendment, the Loan Agreement and the documents executed or to be executed by such Borrower in connection herewith or therewith constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.
     28. Each Borrower represents and warrants that (i) no Event of Default has occurred and is continuing under the Loan Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof and (ii) it presently has no known claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Loan Agreement or the Other Documents.
     29. Each reference to the Loan Agreement that is made in the Loan Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Loan Agreement as amended hereby. Each of PPI, PTI and PFI hereby confirm by executing this Second Amendment that, on and after the date hereof, each of PPI, PTI and PFI shall be a “Borrower” under the Loan Agreement and each of the Other Documents.
     30. The agreements contained in this Second Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Loan Agreement and the Other Documents shall remain in full force and effect. This Second Amendment amends the Loan Agreement and is not a novation thereof.
     31. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.
     32. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the State of New York without regard to the principles of the conflicts of law thereof. Each Borrower hereby consents to the jurisdiction and venue of any federal or state court located in the County of New York, State of New York with respect to any suit arising out of or mentioning this Second Amendment.
[INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Second Amendment to be duly executed by their duly authorized officers the day and year first above written.

SPI Petroleum LLC, a Delaware limited liability company

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Maxum Petroleum, Inc., a Delaware corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Simons Petroleum, Inc., a Texas corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Simons Petroleum, Inc., an Oklahoma corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

SPI Acquisition LLC, a Delaware limited liability company

By: Maxum Petroleum, Inc.
Its: Managing Member

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

ETI Acquisition LLC, a Delaware limited liability company

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Hartney Fuel Oil Co., an Illinois corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Hartney Brothers, Inc., an Illinois corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Petroleum Supply Company, Inc., an Illinois corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Canyon State Oil Company, Inc., an Arizona corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Pecos, Inc., a California corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

General Petroleum Corporation, a California corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Rainier Petroleum Corporation, a Washington corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Sedro-Woolley Holdings Corporation, a Washington corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

G.P. Atlantic, Inc., a South Carolina corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Petroleum Products, Inc., a West Virginia corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Petroleum Transport, Inc., a West Virginia corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

Petroleum Fueling, Inc., a West Virginia corporation

By:	/s/ Michel Salbaing
Name:	Michel Salbaing
Title:	Treasurer

PNC Bank, National Association, as Agent and as Lender

By:	/s/ Terrance O. McKinney
Name:	Terrance O. McKinney
Title:	Vice President

JPMorgan Chase Bank, N.A., as Co-Documentation Agent and as Lender

By:	/s/ J. Devin Mock
Name:	J. Devin Mock
Title:	Vice President

LaSalle Business Credit LLC, as Co-Documentation Agent and as Lender

By:	/s/ Steve Friedlander
Name:	Steve Friedlander
Title:	Senior Vice President

Bank of America, N.A., as Co-Documentation Agent and as Lender

By:	/s/ Philip Nomura
Name:	Philip Nomura
Title:	Vice President

The CIT Group/Business Credit, Inc., as Co-Documentation Agent and as Lender

By:	/s/ Mark Long
Name:	Mark Long
Title:	Vice President

Wells Fargo Foothill, LLC, as Co-Documentation Agent and as Lender

By:	/s/ David Hill
Name:	David Hill
Title:	Vice President

Comerica Bank, as Lender

By:	/s/ Keith Nichols
Name:	Keith Nichols
Title:	Vice President

North Fork Business Capital, as Lender

By:	/s/ Todd Kemme
Name:	Todd Kemme
Title:	Vice President

ANNEX A
BORROWERS
SPI Petroleum LLC
Maxum Petroleum, Inc.
Pecos, Inc.
General Petroleum Corporation
Rainier Petroleum Corporation
Sedro-Woolley Holdings Corporation
G.P. Atlantic, Inc.
Simons Petroleum, Inc. (Texas)
Simons Petroleum, Inc. (Oklahoma)
Hartney Fuel Oil Co.
Petroleum Supply Company, Inc.
Hartney Brothers, Inc.
SPI Acquisition LLC
ETI Acquisition LLC
Canyon State Oil Company, Inc.
Petroleum Products, Inc.
Petroleum Transport, Inc.
Petroleum Fueling, Inc.